EXHIBIT 10.9

CRUDE PETROLEUM SUPPLY AGREEMENT

This Crude Petroleum Supply Agreement (this "Agreement") dated January 1, 2021 (the "Effective Date"), is by and between WHITE CLAW CRUDE, LLC, a Texas limited liability company ("White Claw"), and SILVER FUELS DELHI, LLC, a Louisiana limited liability company ("SFD"). White Claw and SFD may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

WHEREAS, White Claw and SFD desire to execute and enter into this Agreement in order for White Claw to supply volumes of Crude Petroleum, as defined below, to SFD on the terms and provisions set forth herein;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, White Claw and SFD hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Tariff and the Conoco GTCs, as defined below.

"Agreement" has the meaning set forth in the Recitals.

"Amendments" has the meaning set forth in Section 7(a).

"Barrel(s)" means forty-two (42) U.S. gallons.

"Central Clock Time" means Central Standard time, as adjusted for Central Daylight time.

"Claims" has the meaning set forth in Section 5(a).

"Conoco GTCs" has the meaning set forth in Section 7(a).

"Crude Petroleum" means merchantable crude oil, condensate, natural gas liquids, and constituent liquid hydrocarbons acceptable to Buyer, which may be blended by White Claw from time to time in White Claw's reasonable discretion.

"Defaulting Party" has the meaning set forth in Section 7(e).

"Effective Date" has the meaning set forth in the Recitals.

"Event of Default" has the meaning set forth in Section 7(e).

"General Provisions" has the meaning set forth in Section 7(a).

"Loss Allowance" means any normal handling losses in excess of one quarter of one percent (0.25%) of all Crude Petroleum received into the Terminal, the basis being the difference between truck receipt meter tickets NSV figures and Terminal meter ticket NSV figures.

1

"Nomination" has the meaning set forth in Section 3(d).

"Off-Spec Crude Petroleum" means substances delivered by White Claw which are not Crude Petroleum.

"Party" or "Parties" has the meaning set forth in the Recitals.

"Seller Cost " has the meaning set forth in Section 3(a).

"SFD" has the meaning set forth in the Recitals.

"SFD Group" has the meaning set forth in Section 5(a).

"Terminal" means that certain crude oil and liquid hydrocarbon receipt, storage, blending, throughput, and delivery terminal, including all equipment, tanks, meters, valves, and other property incident to the operation thereof, located on all that certain tract of land containing 9.39 acres, more or less, being more particularly described in that certain Cash Deed dated October 5, 2018, from Paul Allen Wells et ux, recorded as Document No. 0379405, Official Records of Richland Parish, Louisiana, with a street address of 489 Highway 609, Delhi, Richland Parish, Louisiana 71232.

"Term" has the meaning set forth in Section 2.

"White Claw Group" has the meaning set forth in Section 5(a).

"White Claw" has the meaning set forth in the Recitals.

2.	TERM

This Agreement shall be effective and binding on the Parties beginning on the Effective Date until 11:59 p.m. Dallas, Texas time on December 31, 2031 (the “Term”).

3.	SALE OF NATURAL GAS LIQUIDS

(a)           White Claw Sells to SFD. The Parties agree to buy, sell, deliver and receive the hereinafter described merchantable Crude Petroleum upon the following terms and provisions:

BUYER:	SFD.

SELLER:	White Claw.

QUANTITY:	Greater than or equal to 1,000 Barrels per day.

QUALITY:	Crude Petroleum.

2

PRICE:	(1) White Claw's cost, including (A) the cost of purchasing Crude Petroleum, (B) the cost of direct or third-party logistics services and transportation necessary or incidental to delivering Crude Petroleum to the Terminal, (C) the cost of working capital necessary or incidental to purchasing Crude Petroleum, including fees and interest for cash and letters of credit, and (D) the net value of all commodity derivative contracts up to a notional quantity equal to the Quantity set forth above (the "Seller Cost"), plus (2) the positive difference, if any, of (A) the sale price of natural gas liquids to third party purchaser from SFD, less (B) the Seller Cost plus five dollars ($5).

DELIVERY POINT:	Inlet flange of the receipt meter at the Terminal.

MEASUREMENT:	Measurement shall be based on the Terminal's receipt meters.

TITLE AND RISK OF LOSS:	Delivery, title and risk of loss shall pass to Buyer from Seller at the Delivery Point.

(b)           Blending. White Claw shall be permitted to blend in the Terminal's tanks and facilities free of any additional charge to a quality specification acceptable to SFD. White Claw shall bear all risk and cost of delivering Crude Petroleum to the Terminal in volume average weighted quantities and qualities acceptable to SFD.

(c)           Loss Allowance. White Claw shall be responsible for the Loss Allowance related to the quantities sold under Section 3(a) and SFD shall be responsible to White Claw for any loss of Crude Petroleum in excess thereof.

(d)           Nominations. White Claw shall provide a good faith estimate of the quantity of Crude Petroleum to be delivered to SFD pursuant to Section 3(a) during any delivery month (each, a “Nomination”) no later than 12:00 p.m. (noon) Central Clock Time on the 15th day of the month prior to such delivery month. White Claw shall use commercially reasonable efforts to deliver the quantity of Crude Petroleum specified in any Nomination on a ratable basis over the delivery month and shall promptly notify SFD of any material changes to such Nomination.

4.	CONFIDENTIALITY

Neither Party will disclose, directly or indirectly, without the prior written consent of the other Party, the existence of this Agreement or the terms hereof, any transactions contemplated hereunder, or any non-public information in, or obtained in association with, this Agreement or the terms of any transaction to a third party (other than its Affiliates or their respective employees, officers, directors, partners, members, equityholders, agents, contractors or representatives), provided, the foregoing shall not apply to (i) disclosures compelled by law, order, regulation or securities exchange rule (including disclosures necessary to obtain any necessary authorizations or to otherwise comply with any applicable regulatory or securities exchange requirements); (ii) disclosures made as part of any required filing with a governmental body; or (iii) to the extent necessary for a Party to enforce its rights hereunder against the other Party. In the event that disclosure is required pursuant to (i) or (ii), above, the Party subject to such requirement may disclose information about this Agreement and the terms of transactions hereunder to the extent so required, but will promptly notify the other Party, prior to disclosure, and will cooperate (consistent with the disclosing Party’s legal obligations and at no cost to the receiving Party) with the other Party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other Party. The covenants and obligations of the Parties contained in this Section 4 shall survive the termination of this Agreement for a period of two (2) calendar years

3

5.	INDEMNIFICATION AND LIMITATION OF LIABILITY

(a)           SFD shall indemnify, defend and hold harmless White Claw and its Affiliates, and its and their employees, officers, directors, partners, members, equityholders, agents, contractors and representatives (collectively, "White Claw Group") from and against any and all claims, demands, causes of action, judgments, damages, suits, fines, fees, penalties, costs, losses, or expenses of any kind or character, including attorneys' fees and costs of defense (collectively, "Claims") relating to or arising out of (i) the NEGLIGENCE, gross negligence or willful misconduct of SFD, its Affiliates, or its and their employees, officers, directors, partners, members, equityholders, agents, contractors and representatives (collectively, "SFD Group") in the performance of its obligations under this Agreement, or (ii) the material breach of this Agreement by SFD, including, without limitation, the delivery of Off-spec Crude Petroleum by escondido.

(b)           White Claw shall indemnify, defend and hold harmless SFD Group from and against any and all Claims relating to or arising out of (i) the NEGLIGENCE, gross negligence or willful misconduct of White Claw Group in the performance of its obligations under this Agreement, or (ii) the material breach of this Agreement by White Claw, including, without limitation, the delivery of Off-spec Crude Petroleum by white claw.

(c)           NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE PURSUANT TO THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, exemplary, PUNITIVE, or indirect DAMAGES or LOSSES, including, without limitation, loss of profits, WITHOUT REGARD TO THE CAUSE(S) RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY, WHETHER IT BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE; PROVIDED, HOWEVER, THAT ANY SUCH DAMAGES OR LOSSES ACTUALLY PAID TO A THIRD PERSON (INCLUDING A GOVERNMENTAL AUTHORITY, BUT EXCLUDING ANY MEMBER OF WHITE CLAW GROUP OR ANY MEMBER OF ESCONDIDO GROUP) BY A PARTY SHALL BE INCLUDED IN THE LOSSES RECOVERABLE BY SUCH PARTY ENTITLED TO INDEMNIFICATION HEREUNDER.

6.	REMEDIES

Without abrogating or otherwise limiting the rights of the Parties contained elsewhere in this Agreement, and in addition to the terms and provisions of Section H of the Conoco GTCs, as amended by this Agreement, in an Event of Default, as defined below, the non-Defaulting Party shall be entitled to (i) terminate this Agreement by providing written notice to the Defaulting Party, (ii) exercise any remedy available to it under this Agreement, and/or (iii) exercise any remedy available to it at law or in equity, including injunctive relief.

7.	GENERAL TERMS & CONDITIONS

(a)           Subject to the amendments and modifications set forth below and elsewhere in this Agreement, the Conoco General Provisions—Domestic Crude Oil Agreements dated effective January 1, 1993 (the “General Provisions”) and the August 1, 2009 ConocoPhillips Amendments for Domestic Crude Oil Agreements (the “Amendments”, and collectively with the General Provisions, the "Conoco GTCs"), are hereby incorporated by reference and made a part hereof for all purposes. In the event of a conflict between this typewritten Agreement and the Conoco GTCs, the terms and provisions of this Agreement shall govern and control.

(b)           Section D of the Conoco GTCs is deleted in its entirety.

4

(c)           Section F of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Payment. All amounts due and payable hereunder shall be tendered by one Party to the other Party, as the case may be, in immediately available funds by the twentieth (20th) day of the month following the month of delivery of the Crude Petroleum, provided, however, that if such day falls on a Saturday, Sunday or federal banking holiday, then payment shall be due on the last preceding regular business day. If any amounts payable under this Agreement are undisputed and not paid by the due date specified herein, the Party shall pay interest on such past due amount(s) from the due date thereof until such sums are paid in full at the rate equal to the lesser of (a) the prime rate of interest as published in the current edition of The Wall Street Journal plus five percent (5%) or (b) the maximum interest rate permitted by applicable law."

(d)           The first paragraph of Section G of the Conoco GTCs is deleted in its entirety.

(e)           The second paragraph of Section G of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Events of Default. The occurrence of any of the following events shall constitute an 'Event of Default' with respect to a Party (a 'Defaulting Party'):

(i)	Any failure to pay money owed hereunder that remains uncured on the tenth (10th) Business Day after receipt of written notice of such failure.

(ii)	A Party (i) becomes insolvent or is unable to meet its financial obligations as they come due, (ii) files a voluntary petition, or shall have an involuntary petition filed against it, that is not dismissed within sixty (60) days, in bankruptcy, reorganization, insolvency, receivership or other similar proceeding, (iii) files an answer admitting any material allegation of insolvency in any petition filed pursuant to any federal or state insolvency law, (iv) makes a general assignment for the benefit of its creditors, or (v) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets.

(iii)	A Party breaches a material representation, warranty or covenant hereunder, and such breach is not cured (at the defaulting Party’s sole cost and expense) within thirty (30) days after the defaulting Party’s receipt of written notice from the non-defaulting Party as to such breach or conduct."

(f)            Section H of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Right to Liquidate. At any time after the occurrence of an Event of Default, the other Party to this Agreement (the 'Liquidating Party') shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement in accordance with this Section H. Upon any termination of this Agreement, neither Party shall have any prospective obligations under this Agreement except as otherwise specifically set forth herein and provided that nothing herein shall relieve any Party from any obligations (including any obligations for breach of contract, payment, indemnity and defense) incurred or accrued prior to such termination, which shall survive in accordance with the survival provisions of this Agreement."

(g)           Section K of the Conoco GTCs is deleted in its entirety.

(h)           Section O of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Waiver. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the party from whom the waiver is sought. The failure of a Party to seek redress for breach of or to insist upon the strict performance of any covenant or condition of this Agreement shall not abrogate or diminish in any way the rights and remedies of a Party hereunder."

5

(i)             Section M of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Governing Law. This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas without regard to its rules or principles regarding conflicts of law. The Parties hereto stipulate and agree, and waive any claim or objection to the contrary, that any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the charges, invoices, tickets, sales of Crude Petroleum, receipts and/or deliveries locations, or the construction, validity, interpretation, enforceability or breach of Agreement, shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made more than two (2) years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

"This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

"The arbitration shall be conducted by one (1) arbitrator to be selected by White Claw. Either Party may initiate arbitration by serving notice upon the other Party.

"The arbitration shall be conducted in accordance with the then-existing Commercial Rules of the American Arbitration Association and shall be held and conducted in or near Dallas, Texas.

"Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

"The arbitrator shall have no authority to award punitive, consequential, special, incidental, or indirect damages. The arbitrator shall not be entitled to issue injunctive or other equitable relief. The arbitrator shall award interest from the time of the breach to the time of award at the rate equal to the prime rate of interest published in the most recent edition of The Wall Street Journal at the time of any award plus two percent (2%).

"The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne equally by the Parties. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne the Party initiating such action. Each Party shall pay its proportionate share of arbitrator fees and expenses. Each Party shall be responsible and liable for its own attorneys' fees, expenses, experts and related costs.

"It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in Dallas County, Texas. THE PARTIES HEREBY CONSENT, AGREE AND WAIVE ALL OBJECTIONS THAT VENUE FOR ANY FILED DISPUTE HEREUNDER SHALL BE IN A COURT OF COMPETENT JURISDICTION LOCATED IN DALLAS COUNTY, TEXAS."

(j)             Section P of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Assignment; Third-Party Beneficiaries. Neither Party may assign or transfer its interest in this Agreement, in whole or in part, without the written consent of the other Party hereto, which shall not be unreasonably denied or delayed."

6

(k)            Section Q of the Conoco GTCs is hereby amended, modified and replaced in its entirety to read as follows:

"Entire Agreement; Amendment. This Agreement, together with the Conoco GTCs, as amended and modified herein, constitutes the entire agreement of the Parties with respect to the matters contemplated hereby and thereby, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect thereto. This Agreement may not be amended or modified in any respect unless signed in writing by the Parties hereto."

8.	MISCELLANEOUS

(a)              Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given either by United States mail, postage paid and certified with return receipt requested, or by depositing such writing with a reputable overnight courier for next day delivery, or by delivering such writing to the recipient in person, by courier, by facsimile transmission, or by email transmission. A notice request or consent given under this Agreement will be effective upon receipt by the Party to receive it. All notices, requests and consents to be sent to a Party will be sent to or made using the contact information set forth below:

To White Claw:

White Claw Crude, LLC

Attn: James Ballengee

5151 Belt Line Rd., Ste. 715

Dallas, Texas 75254

Telephone: (318) 469-3084

Email: jballengee@whiteclawcrude.com

With a Copy to:

Jackson Walker LLP

Attn: Pat Knapp

2323 Ross Ave., Ste. 600

Dallas, Texas 75201

Telephone: (214) 953-5963

Email: pknapp@jw.com

To SFD: Silver Fuels Delhi, LLC 5151 Belt Line Rd., Ste. 715 Dallas, Texas 75254

(b)           Further Assurances. Each Party shall execute and deliver any such additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(c)           Severability. Save and except for the sale transactions contemplated by Section 3(a), if any other provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision shall be enforced to the greatest extent permitted by law.

(d)           Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, including electronic and PDF copies. All counterparts will be construed together and constitute one and the same agreement.

(e)           Survival. The covenants and obligations of the Parties contained in Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

[The remainder of this page is intentionally blank.]

7

IN WITNESS WHEREOF, the authorized representatives of the Parties hereby execute and enter into this Agreement as of the Effective Date.

WHITE CLAW: WHITE CLAW CRUDE, LLC By: /s/ Mary Kilpatrick Name: Mary Kilpatrick Title: Manager Date: January 5,2021	SFD: SILVER FUELS DELHI, LLC By: Jorgan Development, LLC, its Manager By: /s/ James Ballengee Name: James Ballengee Title: Manager Date: January 5, 2021

8